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                                                                      EXHIBIT 99

For Immediate Release                 Contact:  Kathleen Bruegenhemke
                                      Senior Vice President, Investor Relations
                                      TEL: 573.761.6100   FAX: 573.761.6272

                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
                  $25 MILLION TRUST PREFERRED PRIVATE PLACEMENT


                  JEFFERSON CITY, MO, April 1, 2004 -- Exchange National Bancshares, Inc. (NASDAQ: EXJF) announced that it has completed a $25 million private placement of floating-rate trust-preferred securities. Callable in five years, these 30-year securities were issued by Exchange National Statutory Trust I, a wholly owned subsidiary of Exchange National Bancshares. The securities pay cash distributions at a per annum rate and reset quarterly based off of a margin over the three month LIBOR rate.

James E. Smith, Chairman and Chief Executive Officer, stated, "The Trust Preferred Securities provide us with the necessary capital to fund our continued growth and improve shareholder value without diluting earnings per share. This offering completes the capital plan necessary to continue growing our community banking franchise throughout Missouri."

Mr. Smith added, "Trust Preferred Securities are a relatively inexpensive source of capital considering the fact that the interest paid by Exchange National Bancshares is tax deductible. Proceeds from the $25 million placement will be used to eliminate outstanding debt, to fund stock repurchases, to finance expansion into new markets and for general corporate purposes."

Exchange National Bancshares, a multi-bank holding company headquartered in Jefferson City, Missouri, has total assets of $875 million and trades on the NASDAQ National Market under the symbol "EXJF". Exchange National Bancshares is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Windsor, Collins, Osceola and Springfield; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.